                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Patrick Beharelle Resigns as TrueBlue CEO
Former TrueBlue CEO Steven C. Cooper to Become CEO

TACOMA, Wash., June 15, 2022 – TrueBlue, Inc. announced today that Patrick Beharelle has resigned as Chief Executive Officer and as a member of the Board of Directors of TrueBlue, effective June 14, 2022. Mr. Beharelle’s resignation follows an investigation, led by outside counsel, into allegations regarding his conduct. Based on the investigation’s findings, the Board of Directors determined that he had engaged in behaviors that violated TrueBlue’s policies and Code of Conduct. Mr. Beharelle’s conduct in question was not related to financial controls, financial statements, or business performance.

Steven C. Cooper, current Chairman and former CEO of TrueBlue, has been appointed to serve as CEO.

“At TrueBlue, our values are paramount to the way in which we do business, and the Board of Directors has high standards for employees at every level of the organization,” said Mr. Cooper. “We believe Patrick’s resignation is in the best interests of the Company and all its stakeholders.”

Mr. Cooper continued: “The Board of Directors and I are confident in the strong management team in place, and I look forward to returning to TrueBlue as Chief Executive Officer. The Company is well positioned for continued growth and leadership in delivering solutions that align to our clients’ diverse workforce needs. We have strong values, and we are committed to ensuring our employees and partners a vibrant workplace culture that is inclusive and welcoming.”

About TrueBlue
TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients achieve business growth and improve productivity. In 2021, TrueBlue connected approximately 615,000 people with work. Its PeopleReady segment offers on-demand, industrial staffing, PeopleManagement offers contingent, on-site industrial staffing and commercial driver services, and PeopleScout offers recruitment process outsourcing (RPO) and managed service provider (MSP) solutions to a wide variety of industries. Learn more at www.trueblue.com.

Contact
Caroline Sabetti
Chief Marketing Officer, PeopleReady and PeopleScout
& Senior Vice President of TrueBlue Communications
csabetti@trueblue.com
312.560.9173